UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 28, 2019

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation)	000-51280 (Commission File Number)	36-3297908 (I.R.S. Employer Identification No.)

22 West Washington Street Chicago, Illinois (Address of principal executive offices)	60602 (Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 1.01. Entry into a Material Definitive Agreement

On May 28, 2019, Morningstar, Inc. (Morningstar) entered into an Agreement and Plan of Merger (the Merger Agreement) with Ratings Acquisition Corp, an exempted company incorporated under the Laws of the Cayman Islands (DBRS), Alpine Merger Co., a wholly-owned subsidiary of Morningstar (Merger Sub), and Shareholder Representative Services LLC, as representative of the shareholders of DBRS, pursuant to which, subject to the terms and conditions thereof, Merger Sub will merge with and into DBRS, with DBRS surviving as an indirect wholly-owned subsidiary of Morningstar (the Merger).

The Merger Agreement provides that Morningstar will pay an aggregate cash purchase price of $669 million, subject to adjustment for DBRS’s cash, transaction expenses, net working capital, indebtedness and other amounts to be determined in accordance with the Merger Agreement (as adjusted, the Merger Consideration).

The Merger Agreement contains customary representations and warranties made by Morningstar, DBRS and Merger Sub. Each party has agreed to comply with customary covenants, including covenants by DBRS to conduct the business of DBRS and its subsidiaries in the ordinary course consistent with past practice until consummation of the Merger.

The Merger Agreement contains customary termination provisions for each of Morningstar and DBRS, including the right to terminate the Merger Agreement under certain circumstances if the closing has not occurred prior to September 30, 2019. The closing is expected to occur in the third quarter of 2019, and is subject to customary closing conditions, including the requisite approval by the shareholders of DBRS and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Concurrently with the execution of the Merger Agreement, shareholders representing approximately 94% of DBRS’s outstanding ordinary shares entered into a Voting and Support Agreement, pursuant to which such holders agreed to vote their shares in favor of the adoption of the Merger Agreement and take certain other actions in furtherance of the Merger.

Morningstar intends to fund payment of the Merger Consideration through a combination of cash on hand and new debt financing.  In connection with the Merger Agreement, Morningstar entered into a debt commitment letter (the Commitment Letter) with Bank of America, NA (the Commitment Party).  The Commitment Letter provides that the Commitment Party commits to provide Morningstar an aggregate of up to $750 million of debt financing, consisting of a term loan facility of up to $450 million and a revolving credit facility of up to $300 million, and replace Morningstar’s existing senior credit facility.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement is filed as an exhibit to this Current Report on Form 8-K in order to provide information regarding its terms. It is not intended to provide any other factual information about Morningstar, DBRS, or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Merger Agreement (i) were made solely for purposes of the Merger Agreement and as of the date of the Merger Agreement, (ii) were solely for the benefit of the parties to the Merger Agreement, (iii) may be subject to qualifications and limitations agreed upon by the parties to the Merger Agreement, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts and (iv) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders of Morningstar. Investors and security holders of Morningstar or DBRS should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Morningstar or DBRS. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Morningstar.

Item 9.01                                    Financial Statements and Exhibits.

(d)                                 Exhibits:

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated May 28, 2019, by and among Morningstar, Inc, Alpine Merger Co., Ratings Acquisition Corp and Shareholder Representative Services LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: June 3, 2019	By:	/s/ Jason Dubinsky
	Name:	Jason Dubinsky
	Title:	Chief Financial Officer